Exhibit 10.5

PROFESSIONAL BANK

2012 SHARE APPRECIATION RIGHTS PLAN

Professional Bank, a Florida commercial bank (“Professional Bank” or the “Bank”), previously adopted the Stock Option Plan (the “Prior Plan”). The Board of Directors adopted an amendment to the Prior Plan and adopted this 2012 Share Appreciation Rights Plan (the “SAR Plan”), effective upon approval by the Board of Directors of Professional Bank, for the benefit of its eligible employees.

The purposes of the amendment to the Prior Plan and of the SAR Plan are to directly benefit the interests of Professional Bank’s stockholders as follows:

a)	To further the growth, development and financial success of Professional Bank by providing appropriate incentives to certain key employees who have been or will be given responsibility for the management or administration of the business affairs of the Bank;

b)	To provide for distinct plans for board and for management in order to maximize incentives offered while minimizing expenses; and

c)	To enable Professional Bank to obtain and retain the services of the type of professional, technical and managerial employees considered essential to Professional Bank’s long-range success.

1.             Definitions. Wherever used herein, the following words and phrases shall have the meanings hereinafter set forth:

a.	“Award” means the grant of a Unit to a Participant;

b.	“Base Price” shall have the meaning set out in Section 8;

c.	“Board” means the Board of Directors of the Bank;

d.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto;

e.	“Committee” means the Compensation Committee of the Board;

f.	“Common Stock” means the shares of common stock of the Bank;

g.	“Fair Market Value”, wherever used to refer to the price of a share of Common Stock, means the greater of the most recent offered price or book value.

h.	“Liquidity Event” means an event that triggers an exit opportunity for holders of Common Stock of the Bank to liquidate their holdings through a reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Bank, or exchange of Common Stock or other securities of the Bank, issuance of warrants or other rights to purchase Common Stock or other securities of the Bank, going public transaction or other similar corporate transaction or event that results in the ability of holders of Common Stock to receive a cash payment in exchange for their shares of Common Stock; provided, however, that the formation of a holding company with shareholders consisting substantially of the shareholders of the Bank shall not be considered a Liquidity Event.

i.	“Participant” means any employee or officer of the Bank who has been selected to receive an Award under the SAR Plan;

j.	“Unit” means a right granted under this SAR Plan to a Participant, which entitles the Participant to receive at the time of exercise a cash amount equal to the difference between the Fair Market Value of a single share of Common Stock and the Base Price of a single share of Common Stock;

k.	“Unit Agreement” means an agreement between the Bank and a Participant setting out the terms and conditions for an Award of Units.

2.             Effective Date and Termination Date. The SAR Plan was approved by the Board on December 18, 2012. The Plan shall terminate on December 17, 2022].

3.             Administration. The Plan shall be administered by the Committee. Subject to the provisions of the SAR Plan, the Committee shall have full authority to determine the number and type of Awards granted under the SAR Plan, to interpret the SAR Plan, to enact, amend and rescind any rules and regulations relating to the SAR Plan, to determine the provisions of each Unit Agreement, and to take such other action and make such other determinations as the Committee deems necessary or advisable for the administration of the Plan. The decisions of the Committee under the SAR Plan, in its sole and absolute discretion, shall be conclusive and binding. No member of the Board or the Committee shall be liable for any action relating to the affairs governing the SAR Plan.

4.             Available Units. The maximum number of Units available for issuance under the SAR Plan is equal to 50% of the share options available under the Prior Plan. In the event that any Unit granted under the SAR Plan is not exercised before its expiry date, or is terminated, or ceases to be exercisable for any other reason prior to the end of the period during which Units may be granted under the SAR Plan, such unexercised Units shall become available for new Awards to be granted under the SAR Plan to any eligible employee, including the original holder of such Units.

5.             Awards. Awards may be made to any of the employees or officers of the Bank who, in the opinion of the Committee, have already made or are in a position to make a significant contribution to the success of the Bank. Subject to the provisions of the SAR Plan, the Committee shall determine at what time(s) Units are to be granted, which key employees are to be granted Units, the number of Units, the duration of each Unit, the Base Price for each Unit, and the time or times within which all or portions of each Unit may be exercised. In making such determinations, the Committee shall consider the nature of the services rendered by the employee, the employee’s present and potential future contributions and such other factors as the Committee, in its sole discretion, deems relevant. Notwithstanding the above, the Committee may delegate certain powers relating to the granting of Awards as it deems appropriate to executive officers of the Bank, including the power to determine certain terms and conditions of such Awards.

6.             Consideration. In consideration of the granting of an Award under the SAR Plan, the Participant shall agree, in the Unit Agreement, to a noncompetition provision for a period of at least one (1) year (or such shorter period as may be fixed in the Unit Agreement or by action of the Committee following grant of the Award) after the Award is granted and to penalties, including but not limited to nullification of the Award in the event of a breach of the Unit Agreement. The Committee may also require the Participant to amend their employment agreement to participate in the SAR Plan and forego participation in the Prior Plan and, at the discretion of the Committee, may consider a Participant’s willing waiver of options under the Prior Plan.

7.           At Will Employment. Nothing in the SAR Plan or in any Unit Agreement hereunder shall confer upon any Participant any right to continue in the employ of the Bank, or shall interfere with or restrict in any way the rights of the Bank, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Participant and the Bank.

8.           Base Price. The Base Price for each Unit shall be the Fair Market Value at the time of the Award, provided, however, that the Fair Market Value is subject to a high water mark such that a reduction in the Fair Market Value does not lower the Base Price below its highest level to date.

9.           Vesting and Exercise. Subject to a one (1) year minimum period from Award to the right to exercise, a Unit granted to a Participant vests, in whole or in part, upon a Liquidity Event. If the Liquidity Event results in only a partial cash distribution to shareholders, then the Unit vests in proportional part and the remainder continues subject to a Liquidity Event. The Committee, in its sole discretion, may determine that an Award may not be exercised in whole or in part for a specified period after it is granted. No portion of an Award granted to a Participant which is not exercisable at termination of employment, as applicable, shall thereafter become exercisable provided, however, that if a there shall be a six month look-back period if a Participant is terminated without cause less than six months before the Liquidity Event.

10.         Summary of Calculations. As set forth herein, each Unit represents a share of Common Stock. The Participant’s Award is a number of shares with the value measured as the Fair Market Value at the time the Award is granted (the Base Price – as of the date hereof $10). Upon a Liquidity Event whereby the shareholders have the right to liquidate their Common Stock, the Unit vests (subject to the minimum periods set forth above) and the Bank shall pay the Participant an amount equal to the increase of the Fair Market Value at the Liquidity Event above the Base Price then multiplied by the number of Units.

11.         Compliance with Laws. The SAR Plan, the granting and vesting of Awards under the SAR Plan and the payment of money under the SAR Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental authority as may, in the opinion of counsel for the Bank, be necessary or advisable in connection therewith. To the extent permitted by applicable law, the SAR Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Unless otherwise determined by the Committee, in each Unit Agreement, the Participant will acknowledge and agree with the Bank as follows: (a) the SAR Plan serves as part of the compensation package for key employees and provides a mechanism to monetize executive performance consistent with adding shareholder value; (b) the Award expires if the Participant is not an employee at the time of the Liquidity Event, subject to a six month look-back in the event the Participant is terminated without cause; (c) the issuance of Units is not a security and does not provide rights as a holder of Common Stock; (d) the SAR Plan is intended to be outside of ERISA and is provided to key employee participants and is not available to all employees; (e) no award under the SAR Plan may be sold, pledged, assigned or transferred in any way; and (f) the Bank shall be entitled to require appropriate taxes be withheld at the time of the payment to the Participant.

The SAR Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of the SAR Plan that would cause a grant or any other payment under the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance). If the Committee at any time determines that the SAR Plan or Awards granted under the SAR Plan are or may be subject to, and fail or may fail to comply with, the requirements of Section 409A of the Code, the Committee may make such modifications to the SAR Plan and to the terms of any Unit Agreements as it deems advisable to comply. Notwithstanding the foregoing, nothing herein shall create any obligation by the Bank to any participant should any grant or other payment fail to satisfy Section 409A of the Code. The SAR Plan is not intended to be deferred compensation under Code Section 409A because there is no right to payment until the Liquidity Event occurs and there is no grant of stock – instead there is a cash bonus measured by an increase in value for shareholders.

The SAR Plan and any agreements hereunder shall be administered, interpreted and enforced under the laws of the State of Florida without regard to conflicts of law issues.

12.           WAIVER OF JURY TRIAL. THE BANK AND EACH PERSON WHO IS A PARTICIPANT EXPRESSLY WAIVES ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THE SUBJECT MATTER OF THIS SAR PLAN.